Exhibit 99(h)(3)(a)

FORM OF

AMENDMENT
TO
TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amendment”) dated October 7, 2021 (“Effective Date”), is by and between each trust listed on Appendix I hereto (each, the “Trust” and collectively, the “Trusts”) and each series of the Trusts listed on Appendix I hereto (as such Appendix I may be amended from time to time) and The Bank of New York Mellon (the “Bank”).

BACKGROUND:

A.	The Bank and the Trusts entered into a Transfer Agency and Service Agreement dated as of January 26, 2009, as amended to date (the “Agreement”), relating to the Bank’s provision of services to the Trusts and each of their series identified on Appendix I (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 9 of the Agreement is hereby deleted in its entirety and replaced with the following:

“9.       Term of Agreement.

(a)       This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on July 1, 2027 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or the Bank gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)       If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach has not been remedied within thirty (30) days after the Breach Notice is given. then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)       (i) Except as provided herein, if, prior to the expiration of the Initial Term any level of the Trust’s assets serviced by the Bank pursuant to this Agreement are removed from the coverage of this Agreement and are subsequently serviced by another service provider (including the Trust or an affiliate of the Trust) (“Removed Assets”), the Trust will be deemed to have caused a termination of the Agreement with respect to such Removed Assets (“Early Termination”) and, as of the day immediately preceding the first such removal of assets owe the Bank an Early Termination Fee (defined below). Termination of this Agreement with respect to a Trust or Series upon any of the following events shall not constitute an Early Termination:

1.	Termination by the Trust pursuant to Section 9(c);

2.	The liquidation of the Trust, a Series or the merger, conversion or reorganization of one or more Series into another Series, or into any pooled investment vehicle advised or sponsored by IndexIQ Advisors LLC or any of its affiliates; or

3.	A transaction or series of transactions that would result in an entity not affiliated with New York Life Investment Management Holdings LLC serving as the investment advisor or sponsor of the Trust or a Series, provided that in such event the Trust shall provide to the Bank three hundred and sixty five (365) days’ notice prior to moving any Removed Assets to another service provider.

(ii)	Before the effective date of an Early Termination and before any conversion of Series records and accounts to a successor service provider, the Series shall pay to the Bank an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if the Bank were to provide all services hereunder to the Trust or Series subject to the Early Termination, whichever the case may be, until the expiration of the Initial Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to the Bank with respect to the Trust or Series subject to the Early Termination under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder). The Trust expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to the Bank for the termination of services before the expiration of the Initial Term.

(e)	Notwithstanding any other provision of this Agreement, the Bank may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Trust upon the happening of any of the following: (i) the Trust commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Trust any such case or proceeding; (ii) the Trust commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Trust or any substantial part of its property or there is commenced against the Trust any such case or proceeding; (iii) the Trust makes a general assignment for the benefit of creditors; or (iv) the Trust admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The Bank may exercise its termination right under this Section 9(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Bank of its termination right under this Section 9(e) shall be without any prejudice to any other remedies or rights available to the Bank and shall not be subject to any fee or penalty, whether monetary or equitable. Notice of termination under this Section 9(e) shall be considered given and effective when given, not when received.”

2.	Appendix I to the Agreement is hereby deleted in its entirety and replaced with Appendix I attached hereto.

3.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the meaning ascribed to such term in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

INDEXIQ ETF TRUST
On behalf of each of its Series identified on Appendix I attached hereto

By:
Name:
Title:

INDEXIQ ACTIVE ETF TRUST
On behalf of each of its Series identified on Appendix I attached hereto

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

APPENDIX I
(Amended and Restated as of October 7, 2021)

INDEXIQ ETF TRUST

IQ Hedge Multi-Strategy Tracker ETF

IQ Hedge Macro Tracker ETF

IQ Real Return ETF

IQ Global Resources ETF

IQ Merger Arbitrage ETF

IQ U.S. Real Estate Small Cap ETF

IQ Hedge Market Neutral Tracker ETF

IQ Hedge Long/Short Tracker ETF

IQ Hedge Event-Driven Tracker ETF

IQ 50 Percent Hedged FTSE International ETF

IQ S&P High Yield Low Volatility Bond ETF

IQ Chaikin U.S. Small Cap ETF

IQ Chaikin U.S. Large Cap ETF

IQ 500 International ETF

IQ Candriam ESG US Equity ETF

IQ Candriam ESG International Equity ETF

IQ Healthy Hearts ETF

IQ Engender Equality ETF

IQ Clean Oceans EFT

IQ Cleaner Transport ETF

INDEXIQ ACTIVE ETF TRUST

IQ Ultra Short Duration ETF

IQ MacKay Municipal Intermediate ETF

IQ MacKay Municipal Insured ETF

IQ MacKay ESG Core Plus Bond ETF